NEWS

EXHIBIT 99-2

Reynolds and Reynolds Receives Unanimous Consent from Bank Lenders

DAYTON, OHIO, March 16, 2006 – The Reynolds and Reynolds Company (NYSE: REY) today announced that its bank lenders have unanimously consented to an amendment to its $200 million committed credit facility.

The amendment relates to the company’s previously announced delay in filing its annual report on Form 10-K for the fiscal year ended September 30, 2005 and its quarterly report on Form 10-Q for the quarter ended December 31, 2005.  It extends waivers of certain reporting requirements to September 30, 2006, replacing previous waivers that would have expired March 31.

As of February 28, borrowings of $50 million were outstanding on the facility. The company’s cash balance was approximately $185 million as of the same date. Approximately $104 million will be set aside in trust to service all remaining payments of interest and principal on the public debt. Under the terms of the amendment, certain transactions will be permitted if the company maintains a specified amount of cash and borrowing capacity under existing credit facilities. This requirement remains in effect only until such time as the company becomes current in its SEC filings. The amendment to the company’s credit agreement will be filed as an exhibit to a current report on Form 8-K.

“The company continues to generate strong cash flow,” said Greg Geswein, senior vice president and chief financial officer. “Our present cash and available borrowing capacity is more than sufficient for the foreseeable future.”

As the company previously announced, it expects to hold its 2006 annual meeting of shareholders June 15, 2006, following the finalization of its 2005 audited financial statements.

Cautionary Notice Regarding Forward-Looking Statements

Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on current expectations, estimates, forecasts and projections of future Company or industry performance based on management’s judgment, beliefs, current trends and market conditions. Forward-looking statements made by the Company may be identified by the use of words such as “may have to,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “seeks,” “estimates,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict, including the newly scheduled date for the Company’s annual meeting; changes in accounting policy or restatements of annual or quarterly financial statements as a result of the revenue recognition policy review, or as a result of the Company’s responses to accounting comments from the SEC Staff; the timing and substance of the resolution of the Company’s revenue recognition policy review and of outstanding SEC comments which may result in changes, that, individually or in the aggregate, may be material to the Company’s financial condition, results of operations or liquidity; the type and number of changes to the Company’s revenue recognition policy and the time and documentation necessary to implement such changes in order to prepare and have audited financial statements; whether a restatement will be required for any matter other than revenue recognition or auction rate securities or the two-class method of earnings per share; the nature, timing and amount of any restatement or other adjustments; the Company’s ability to make timely filings of its required periodic reports under the Securities Exchange Act of 1934; the effect of any restatement or a further delay of the Company’s annual meeting of shareholders for 2006, the listing of the Company’s common stock on the New York Stock Exchange, the funding availability under the Company’s credit facilities or upon outstanding debt obligations; the Company’s ability to secure necessary waivers from lenders for the delay in filing its Form 10-K; the Company’s ability to maintain adequate cash balances for operating and for debt defeasance; any adverse response of any of the Company’s vendors, customers, media and others relating to the delay or restatement of the Company’s financial statements and accounting processes, policies and procedures, and additional uncertainties related to accounting issues. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in any forward-looking statement. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. See also the discussion of factors that may affect future results contained in the Company’s Current Report on Form 8-K filed with the SEC on November 3, 2004.

About Reynolds

Reynolds and Reynolds (www.reyrey.com) helps automobile dealers sell cars and take care of customers. Serving dealers since 1927, it is the leading provider of dealer management systems in the U.S. and Canada. The Company’s award-winning product, service and training solutions include a full range of retail Web and Customer Relationship Management solutions, e-learning and consulting services, documents, data management and integration, networking and support and leasing services. Reynolds serves automotive retailers and OEMs globally through its incadea solution and a worldwide partner network, as well as through its consulting practice.

Contact:

Media	Investors
Mark Feighery 937.485.8107 mark_feighery@reyrey.com	John E. Shave 937.485.1633 john_shave@reyrey.com